Consent of Independent Auditors

We consent to the references to our firm under the caption "Experts" in the Prospectus and under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 4, 1999 with respect to the financial statements of American Enterprise Life Insurance Company, included in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-4, No. 333-92297) and related Prospectuses for the registration of the American Express Variable Annuity Contracts to be offered by American Enterprise Life Insurance Company.


/s/ Ernst & Young LLP
    Ernst & Young LLP
Minneapolis, Minnesota
February 8, 2000